As filed with the Securities and Exchange Commission on November 17, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Structure Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	98-1480821 (I.R.S. Employer Identification Number)
601 Gateway Blvd., Suite 900
South San Francisco, CA 94080
(628) 229-9277
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Raymond Stevens, Ph.D.
Chief Executive Officer
Structure Therapeutics Inc.
601 Gateway Blvd., Suite 900
South San Francisco, CA 94080
(628) 229-9277
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Charles S. Kim
Patrick Loofbourrow
Carlos Ramirez
Su Lian Lu
Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
(858) 550-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any jurisdiction where such offer or sale of these securities is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2023
PROSPECTUS
24,019,215 Ordinary Shares
Represented by up to 8,006,405 American Depositary Shares
This prospectus relates to the proposed resale or other disposition by the selling shareholders identified herein (the “Selling Shareholders”) of up to an aggregate of 24,019,215 of our ordinary shares (represented by 8,006,405 American Depositary Shares) (the “ADSs”), consisting of (i) an aggregate of 21,617,295 ordinary shares (represented by 7,205,765 ADSs) and (ii) 2,401,920 ordinary shares issuable upon conversion of non-voting ordinary shares (represented by 800,640 ADSs) (collectively, the “Resale Securities”). We agreed to issue and sell the Resale Securities to the Selling Shareholders in a private placement pursuant to a share purchase agreement (the “Purchase Agreement”) executed on September 29, 2023.
We are not selling any ordinary shares or ADSs under this prospectus and will not receive any proceeds from the sale by the Selling Shareholders of the Resale Securities.
Sales of the Resale Securities by the Selling Shareholders may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, the purchasers of the Resale Securities, or both.
We will bear all costs, expenses and fees in connection with the registration of the Resale Securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders will bear all commissions attributable to their sale of Resale Securities and all fees and expenses of legal counsel for any Selling Shareholder. See the section entitled “Plan of Distribution.”
Our ADSs are listed on the Nasdaq Global Market (“Nasdaq”), under the symbol “GPCR.” The last reported sale price of our ADSs on Nasdaq on November 16, 2023 was $47.95 per ADS.
We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.
There are legal and operational risks associated with having certain of our operations in China, including risks related to Chinese and U.S. regulations, changes in the legal, political and economic policies of the Chinese government, and the relations between China and the United States which may affect our business, financial condition, results of operations and the market price of our ADSs. Any such changes could potentially limit our ability to offer or continue to offer our ADSs to investors, and could potentially cause the value of our ADSs to decline.
Investing in our ADSs involves a high degree of risk. See the section titled “Risk Factors” beginning on page 13 to read about factors you should consider before deciding to invest in our ADSs.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                  , 2023.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the Selling Shareholders may sell from time to time the Resale Securities described in this prospectus in one or more offerings or otherwise as described in the section entitled “Plan of Distribution” beginning on page 24 of this prospectus.
We are responsible for the information contained in this prospectus. We have not, and the Selling Shareholders have not, authorized anyone to provide you with different information, and we take no, and the Selling Shareholders take no, responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Shareholders are not, making an offer to sell the Resale Securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates.
This prospectus includes our trademarks which are our property and are protected under applicable intellectual property laws. This prospectus also includes trademarks and trade names that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find Additional Information.”
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

iii

PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. Before investing in our ADSs, you should carefully read this entire prospectus. You should carefully consider, among other things, the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” on page 13 of this prospectus, as well as the information incorporated herein by reference, before making an investment decision. Unless the context otherwise requires, the terms the “Company,” “Structure Therapeutics,” “we,” “us,” “our” and similar references in this prospectus refer to Structure Therapeutics Inc. and its subsidiaries.
Overview
We are a clinical stage global biopharmaceutical company aiming to develop and deliver novel oral therapeutics to treat a wide range of chronic diseases with unmet medical need. Our differentiated technology platform leverages structure-based drug discovery and computational chemistry expertise and enables us to develop oral small molecule therapeutics for the treatment of various diseases including those impacting the metabolic, cardiovascular, and pulmonary systems. In February 2023, we completed our initial public offering (“IPO”) for net proceeds of $166.7 million. In September 2023, we entered into the Purchase Agreement with the Selling Shareholders, pursuant to which we issued and sold an aggregate of 21,617,295 ordinary shares and 2,401,920 non-voting ordinary shares for $300.0 million in gross proceeds before deducting placement agent fees and other private placement expenses.
Our initial focus is on G-protein coupled receptors (“GPCRs”) as a therapeutic target class. GPCRs regulate numerous diverse physiological and pathological processes, and approximately one in every three marketed medicines targets GPCR-associated pathways. By leveraging our world-class GPCR know-how, we aim to design differentiated small molecule therapies to overcome the limitations of biologics and peptide therapies targeting this family of receptors. We are developing GSBR-1290, our oral small molecule product candidate targeting the validated glucagon-like-peptide-1 receptor (“GLP-1R”) for the treatment of type 2 diabetes mellitus (“T2DM”) and obesity. We completed our Phase 1 single ascending dose (“SAD”) study of GSBR-1290 in September 2022. GSBR-1290 was generally well tolerated and demonstrated dose-dependent pharmacokinetic and pharmacodynamic activity. We submitted an investigational new drug (“IND”) application to the U.S. Food and Drug Administration (“FDA”) to support initiation of a Phase 1b study in T2DM and obesity and received FDA allowance in September 2022. We initiated the Phase 1b multiple ascending dose (“MAD”) study in January 2023 and completed dosing in healthy overweight subjects in March 2023. In May 2023, we submitted a protocol amendment to the FDA and initiated dosing of the Phase 2a proof-of-concept study in T2DM and obesity. We reported topline data for the 28-day Phase 1b MAD study in September 2023, in which GSBR-1290 was generally well-tolerated with no adverse event-related discontinuations and demonstrated an encouraging safety profile and significant weight loss of up to 4.9% placebo-adjusted, supporting once-daily dosing. We expect to report Phase 2a diabetes cohort topline data in December 2023, along with results from a Japanese ethno-bridging study of GSBR-1290. Due to a data collection omission that occurred at a clinical site that impacted the obesity cohort of the Phase 2a study, we now expect to report Phase 2a obesity cohort data in the first half of 2024. While we remain blinded to data from the Phase 2a obesity cohort, there were no adverse-event related discontinuations through the end of the study at 12 weeks for any of the 40 participants. We also initiated a formulation bridging study to evaluate a tablet formulation of GSBR-1290. This study is expected to be completed in the second quarter of 2024, in preparation for the two planned global Phase 2b studies for T2DM and obesity which we expect to initiate in the second half of 2024.
We are advancing a robust pipeline of small molecule therapeutic candidates for chronic diseases with unmet medical need.

Metabolic Diseases
We are initially advancing our GLP-1R franchise as a treatment for T2DM and obesity, conditions affecting approximately 537 million and 764 million people worldwide, respectively. We believe our GLP-1R programs have demonstrated qualities that offer the potential to differentiate them versus current approved and development stage programs.
•
GSBR-1290:   GSBR-1290 is a biased GLP-1R agonist which has demonstrated dose-dependent activation of the G-protein pathway. GSBR-1290 has also demonstrated glucose-dependent insulin secretion and suppressed food intake with similar activity to an approved injectable peptide GLP-1R agonist in preclinical models. The product candidate is designed to be orally administered, without restrictions on diet or concomitant therapy.

•
Next-Generation:   Our next generation small molecule program is focused on GLP-1R candidates, including GLP-1R/GIPR agonists and amylin agonists, each designed with customized properties to achieve additional benefits like the potential for enhanced metabolic control.

Pulmonary and Cardiovascular Diseases
Our APJR agonist, ANPA-0073, is being evaluated for idiopathic pulmonary fibrosis and pulmonary arterial hypertension. In addition, we are evaluating our LPA1R program, LTSE-2578, for IPF.
Our APJR product candidate, ANPA-0073, is a G-protein biased APJR agonist for which we completed a Phase 1 SAD and MAD study, in which it was generally well tolerated as a single dose from 2mg to 600 mg, and at doses from 75 mg to 500 mg once daily dosing for seven days, with no serious adverse events reported. We expect to conduct additional preclinical studies to be followed by a Phase 1 formulation bridging PK study in Australia.
Our LPA1R program, LTSE-2578, is an investigational oral small molecule LPA1R antagonist. We believe LTSE-2578 is a differentiated molecule because it demonstrated potent in vitro and in vivo activity in preclinical IPF models and dose dependent inhibition of histamine release as the pharmacodynamic marker. We plan to initiate a first-in-human study in 2024.
GSBR-1290 — Phase 1b MAD Study
The Phase 1b MAD study focused on the safety and tolerability of GSBR-1290 in 24 healthy overweight or obese individuals. Participants were randomized 3:1 to GSBR-1290 or placebo across three dose cohorts with target doses of 30mg, 60mg or 90mg.
GSBR-1290 demonstrated reductions in mean body weight ranging up to 4.9 kg compared to baseline, and up to 4.9% placebo-adjusted.

Mean weight change from baseline (%)
GSBR-1290
Placebo
30 mg
60 mg
90 mg
0.0%
-1.0%
-2.0%
-3.0%
-4.0%
-5.0%
-6.0%
% Weight change from baseline to Day 28
-0.5%
-1.6%
-5.2%
-5.4%

Mean weight change from baseline (kg)

0
5
10
15
20
25
30
0
-1
-2
-3
-4
-5
-6
Weight change from baseline (kg)
Study Days
P=0.429
P=0.006
P=0.013
Placebo
GSBR-1290 30 mg
GSBR-1290 60 mg
GSBR-1290 90 mg

Table 1: Percent Weight Change from Baseline to Day 28
	Placebo (n=5)	GSBR-1290 30 mg (n=6)	GSBR-1290 60 mg (n=6)	GSBR-1290 90 mg (n=5)
% weight change from baseline	-0.5%	-1.6%	-5.2%	-5.4%
% weight change placebo-adjusted (90% CI)		-1.1%	-4.6%	-4.9%
	—	(-3.8 to 1.7)	(-6.6 to -2.7)	(-7.8 to -2.0)
Exploratory p-value vs. placebo	—	0.494	0.002	0.013
GSBR-1290 demonstrated an encouraging safety and tolerability profile following once-daily dosing. No participants discontinued the study drug due to adverse events. The majority of adverse events reported were mild, with no severe or serious adverse events observed. As expected for this class, leading adverse events were gastrointestinal-related, with the two most common adverse events being nausea and vomiting, with higher incidences observed in the 60 and 90 mg dose cohorts compared to placebo. There were no clinically meaningful changes in liver function tests.
Table 2: Summary of Treatment Emergent Adverse Events
Event, N (%)	GSBR-1290 30 mg (n=6)	GSBR-1290 60 mg (n=6)	GSBR-1290 90 mg (n=6)	Placebo pooled (n=6)
Any TEAE	5 (83)	6 (100)	6 (100)	4 (66)
Any TEAE by maximum severity
Mild	4 (66)	4 (66)	3 (50)	4 (66)
Moderate	1 (16)	2 (33)	3 (50)	0
Severe	0	0	0	0
Any Serious Adverse Events	0	0	0	0
Private Placement
On September 29, 2023, we entered into the Purchase Agreement with the Selling Shareholders, pursuant to which we sold and issued an aggregate of 21,617,295 ordinary shares and 2,401,920 non-voting ordinary shares at closing on October 3, 2023 (the “Closing Date”). Each holder of non-voting ordinary shares has the right to convert each non-voting ordinary share held by such holder into one ordinary share, subject to certain beneficial ownership limitations, as described further in the description of the rights of the non-voting ordinary shares included as Exhibit A to the Purchase Agreement. Each ordinary share and non-voting ordinary share was sold at $12.49 per share (or the equivalent of $37.47 per ADS), for aggregate gross proceeds of approximately $300.0 million before deducting placement agent fees and other private placement expenses.
Pursuant to the Purchase Agreement, we agreed to prepare and file a registration statement with the SEC within 45 days of the Closing Date to register the resale of the ordinary shares sold under the Purchase

Agreement and the ordinary shares issuable upon conversion of the non-voting ordinary shares, in each case as represented by the ADSs.
Intellectual Property
For our GLP-1R program, as of October 31, 2023, our wholly-owned subsidiary Gasherbrum Bio, Inc., is the sole owner of one granted U.S. patent and ten pending U.S. patent applications, 13 Patent Cooperation Treaty (“PCT”), applications, and 91 pending foreign patent applications in Argentina, the African Regional Intellectual Property Organization (“ARIPO”), Australia, Brazil, Canada, Chile, the People’s Republic of China, Colombia, Costa Rica, Dominican Republic, Egypt, the Eurasian Patent Office (the “EAPO”), the European Patent Office (the “EPO”), Guatemala, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Mexico, Malaysia, New Zealand, Panama, Peru, Philippines, Saudi Arabia, Singapore, Thailand, Taiwan, Ukraine, Vietnam, and South Africa. These patent applications, to the extent they issue (or in the case of priority applications, if issued from future non-provisional applications that we file), are expected to expire between 2041 and 2044, without accounting for potentially available patent term adjustments or extensions. These patent applications relate to compositions of matter of heterocyclic GLP-1 agonists, including GSBR-1290 and its analogs, solid forms and methods of treating conditions associated with GLP-1R activity. We intend to strengthen the patent protection of our product candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations through additional patent application filings.
For our APJR program, as of October 31, 2023, our wholly-owned subsidiary Annapurna Bio, Inc. is the sole owner of two granted U.S. patents and two pending U.S. patent applications, one PCT application, and 23 pending foreign patent applications in Argentina, Australia, Brazil, Canada, the People’s Republic of China, the EAPO, the EPO, Hong Kong, Israel, India, Japan, South Korea, Mexico, New Zealand, Singapore, Taiwan, and South Africa relating to compounds and compositions of matter for treating conditions associated with Apelin receptor activity, including ANPA-0073 and its analogs, solid forms and methods of treating conditions associated with Apelin receptor activity. Any patents issuing from these patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2039 and 2043, without accounting for potentially available patent term adjustments or extensions.
For our LPA1R program, as of October 31, 2023, our wholly-owned subsidiary Lhotse Bio, Inc. is the sole owner of two pending U.S. patent applications, four PCT applications and seven pending foreign patent applications in Argentina, the People’s Republic of China, the EPO, Japan, and Taiwan relating to compounds and compositions of matter for treating conditions associated with LPA receptor activity, including LTSE-2578 and its analogs, and methods of treating conditions associated with LPA receptor activity. Any patents issuing from these patent applications (or in the case of priority applications, if issued from future non-provisional applications that we file) are expected to expire between 2041 and 2044, without accounting for potentially available patent term adjustments or extensions.
Regulatory Requirements in China
Revised Cybersecurity Review Measures
On July 10, 2021, the Cybersecurity Administration of China (the “CAC”) published a draft revision to the existing Cybersecurity Review Measures for public comment (the “Revised Draft CAC Measures”). On January 4, 2022, together with 12 other Chinese regulatory authorities, the CAC released the final version of the Revised Draft CAC Measures (the “Revised CAC Measures”), which came into effect on February 15, 2022. Pursuant to the Revised CAC Measures, critical information infrastructure operators procuring network products and services, and online platform operators (as opposed to “data processors” in the Revised Draft CAC Measures) carrying out data processing activities which affect or may affect national security, shall conduct a cybersecurity review pursuant to the provisions therein. In addition, online platform operators possessing personal information of more than one million users seeking to be listed on foreign stock markets must apply for a cybersecurity review. On November 14, 2021, the CAC further published the Regulations on Network Data Security Management (Draft for Comment) (the “Draft Management Regulations”), under which data processors refer to individuals and organizations who determine the data processing activities in terms of the purpose and methods at their discretion. The Draft Management Regulations reiterate that data processors shall be subject to cybersecurity review if  (i) they process personal information of more than one million persons and they are aiming to list on foreign stock markets, or (ii) their data processing activities affect or may affect Chinese national security. The Draft Management Regulations also request data processors seeking to list on foreign stock markets to annually assess their data security by themselves or through data security service organizations, and submit the assessment reports to relevant competent authorities. As the Draft Management Regulations are released only for public comment, the final version and the effective date thereof is subject to change.
As of the date of this prospectus, we have not received any notice from any Chinese regulatory authority identifying us as a “critical information infrastructure operator,” “online platform operator” or “data processor,” or requiring us to go through the cybersecurity review procedures pursuant to the Revised CAC Measures and the Draft Management Regulations. Based on our understanding of the Revised CAC Measures, and the Draft Management Regulations if enacted as currently proposed, we do not expect to become subject to cybersecurity review by the CAC for issuing securities to foreign investors because: (i) the clinical and preclinical data we handle in our business operations, either by its nature or in scale, do not normally trigger significant concerns over Chinese national security; and (ii) we have not processed, and do not anticipate to process in the foreseeable future, personal information for more than one million users or persons. However, there remains uncertainty as to how the Revised CAC Measures, and the Draft Management Regulations if enacted as currently proposed, will be interpreted or implemented. For example, neither the Revised CAC Measures nor the Draft Management Regulations provides further clarification or interpretation on the criteria for determining those activities that “affect or may affect national security” and relevant Chinese regulatory authorities may interpret it broadly. Furthermore, there remains uncertainty as to whether the Chinese regulatory authorities may adopt new laws, regulations, rules, or detailed implementation and interpretation in relation, or in addition, to the Revised CAC Measures and the Draft Management Regulations. While we intend to closely monitor the evolving laws and regulations in this area and take all reasonable measures to mitigate compliance risks, we cannot guarantee that our business and operations will not be adversely affected by the potential impact of the Revised CAC Measures, the Draft Management Regulations or other laws and regulations related to privacy, data protection and information security. For additional information, see the sections titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations — Compliance with China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, regulations and guidelines relating to the multi-level protection scheme on cyber security and any other future laws and regulations may entail significant expenses and could affect our business” and “Risk Factors — Risks Related to Doing Business in China and Our International Operations — The approval of, filing or other procedures with the CSRC or other Chinese regulatory agencies may be required in connection with issuing securities to foreign investors under Chinese law, and, if required, we cannot predict whether we will be able, or how long it will take us, to obtain such approval or complete such filing or other procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is incorporated by reference herein.
CSRC Regulation on Securities Offerings and Listings Outside of China
On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions call for strengthened regulation over illegal securities activities and increased supervision of overseas listings by China-based companies, and propose to take effective measures, such as promoting the construction of relevant regulatory systems to regulate the risks and incidents faced by China-based overseas-listed companies.
On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated a new set of regulations consisting of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines which came into effect on March 31, 2023 to regulate overseas securities offering and listing activities by domestic companies either in direct or indirect form. For more details, see the section titled “Business — Regulation — Other Significant Chinese Regulation Affecting Our Business Activities in China — Regulations on Securities Offering and Listing Outside of China” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein.

As of the date of this prospectus, (i) we have not received any inquiry, notice, warning, sanction or any regulatory objections to this offering from the CSRC, the CAC or any other Chinese regulatory authorities that have jurisdiction over our operations; and (ii) based on our understanding of the currently effective People’s Republic of China (“PRC”) laws and regulations, we are not required to obtain approval or prior permission from the CSRC, the CAC or other Chinese regulatory authorities to conduct this offering. However, we cannot assure you that the relevant Chinese regulatory authorities, including the CSRC and the CAC, would reach the same conclusion as us. If such an approval, filing or other procedure is required, it is uncertain whether we will be able to obtain and how long it will take for us to obtain the approval or complete the filing or other procedures, despite our best efforts. If our Chinese subsidiary does not receive or maintain permissions or approvals or inadvertently concludes that permissions or approvals needed for its business are not required, or if there are changes in applicable laws (including regulations) or interpretations of laws, and our Chinese subsidiary is required but unable to obtain any permissions or approvals in the future, then such changes or need for approvals (if not obtained) could adversely affect the operations of our Chinese subsidiary, including limiting or prohibiting the ability of our Chinese subsidiary to operate, and potentially cause the value of our ADSs or ordinary shares to decline. If we, for any reason, are unable to obtain or complete, or experience significant delays in obtaining or completing, the requisite relevant approval(s), filing(s) or other procedure(s), the regulatory authorities may impose fines and penalties on our operations in China, limit our operating privileges in China, revoke our business licenses, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have an adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs.
If the CSRC or other Chinese regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or complete filing or other procedures for this offering, we may be unable to obtain a waiver of such requirements, if and when procedures are established to obtain such a waiver. Even after the completion of this offering, our listing status and the trading of our ADSs and ordinary shares may be affected if the CSRC or other Chinese regulatory authorities determine that we were or are non-compliant with any PRC laws or regulations. Any uncertainties and/or negative publicity regarding such approval requirement could have an adverse effect on the trading price of the ADSs.
For additional information, see the section titled “Risk Factors — Risks Related to Doing Business in China and our International Operations — The approval of, filing or other procedures with the CSRC or other Chinese regulatory authorities may be required in connection with issuing securities to foreign investors under Chinese law, and, if required, we cannot predict whether we will be able, or how long it will take us, to obtain such approval or complete such filing or other procedures” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is incorporated by reference herein.
Other
To operate our general business activities currently conducted in China, our Chinese subsidiary is required to obtain a business license from the State Administration for Market Regulation (the “SAMR”). Our Chinese subsidiary has obtained a valid business license from the SAMR, and no application for any such license has been denied.
Dividends, Distributions and Other Transfers
To date, there have not been and we do not plan to have any dividends or other distributions from our Chinese subsidiary to our subsidiaries located outside of China. In addition, as of the date of this prospectus, none of our subsidiaries have ever issued any dividends or distributions to us or their respective shareholders outside of China. As of the date of this prospectus, neither we nor any of our subsidiaries have ever paid or plan to pay any dividends or made distributions to U.S. investors. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our Chinese subsidiary via capital contribution or shareholder loans, as the case may be.
According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in renminbi (“RMB”) or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our Chinese subsidiary may pay dividends only out of its accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, our Chinese subsidiary is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the Chinese subsidiary incurred in the previous financial year, such Chinese subsidiary’s current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At its discretion, our Chinese subsidiary may allocate a portion of its after-tax profits based on Chinese accounting standards to a discretionary reserve fund.
Within our company, registered capital contributions to our Chinese subsidiary Shanghai ShouTi Biotechnology Co., Ltd. are made by our Hong Kong subsidiary ShouTi Hong Kong Limited. Payments for intercompany services which include research and development and administrative expenses are made directly to our Chinese subsidiary by our non-Chinese subsidiaries.
RMB is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our Chinese subsidiary to use its potential future RMB revenues to pay dividends to us. The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Shortages in availability of foreign currency may then restrict the ability of our Chinese subsidiary to remit sufficient foreign currency to our offshore entities for our offshore entities to pay dividends or make other payments or otherwise to satisfy our foreign-currency-denominated obligations. The RMB is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries. Currently, our Chinese subsidiary may purchase foreign currency for settlement of  “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange of China (the “SAFE”), by complying with certain procedural requirements. However, the relevant Chinese governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. The Chinese government may continue to strengthen its capital controls, and additional restrictions and substantial vetting processes may be instituted by SAFE for cross-border transactions falling under both the current account and the capital account. Any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in RMB to fund our business activities outside of China or pay dividends in foreign currencies to holders of our securities. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for our subsidiaries. ADS holders may potentially be subject to Chinese taxes on dividends paid by us in the event we are deemed a Chinese resident enterprise for Chinese tax purposes. See the section titled “Taxation — Material PRC Taxation” in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, for more details.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. Some of these risks include:
•
We have a limited operating history and have incurred significant operating losses since our inception and expect to incur significant losses for the foreseeable future.

•
We will require substantial additional capital to finance our operations, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development programs, commercialization efforts or other operations.

•
Our approach to the discovery of product candidates based on our technology platform is unproven, and we do not know whether we will be able to develop any products of commercial value.

•
We are early in our development efforts and only have two product candidates, GSBR-1290 and ANPA-0073, in early clinical development. All of our other development programs are in the preclinical or discovery stage. If we are unable to advance our product candidates in clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

•
Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes. The results of prior clinical trials and preclinical studies are not necessarily predictive of future results, and may not be favorable, or receive regulatory approval on a timely basis, if at all.

•
As an organization, we have never conducted later-stage clinical trials or submitted a New Drug Application, and may be unable to do so for any of our product candidates.

•
We have conducted, or plan to conduct, our initial clinical studies for GSBR-1290, ANPA-0073, LTSE-2578, and our other product candidates outside of the United States. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans will be delayed, which could materially harm our business.

•
We rely on third parties for the manufacture of our product candidates for preclinical and clinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

•
We have entered into, and may in the future enter into, collaboration agreements and strategic alliances to maximize the potential of our structure-based drug discovery platform and product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We expect to continue to form collaborations in the future with respect to our product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.

•
Our existing discovery collaborations with Schrödinger, LLC are important to our business. If we are unable to maintain these collaborations, or if these collaborations are not successful, our business could be adversely affected.

•
We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

•
We conduct certain research and development operations through our Australian wholly-owned subsidiaries. If we lose our ability to operate in Australia, or if any of our subsidiaries are unable to receive the research and development tax credit allowed by Australian regulations, or are required to refund any research and development tax credit previously received or reserve for such credit in our financial statements, our business and results of operations could suffer.

•
Any difficulties or delays in the commencement or completion, or termination or suspension, of our planned clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

•
Serious adverse events, undesirable side effects or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our clinical development programs, refusal by regulatory authorities to approve our product candidates or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidate.

•
The marketing approval processes of the FDA and applicable foreign authorities are lengthy, time consuming, expensive and inherently unpredictable, and if we are ultimately unable to obtain marketing approval for our product candidates, our business will be substantially harmed.

•
Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

•
We rely on third parties to conduct, supervise and monitor our discovery research, preclinical studies and clinical trials. We have experienced delays due to actions of third parties in the past and if in the future third parties do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, our development programs may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.

•
We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.

•
Changes in the political and economic policies of the Chinese government or in relations between China and the United States may affect our business, financial condition, results of operations and the market price of our ADSs.

•
We may rely on one or more in-licenses from third parties. If we lose these rights, our business may be materially adversely affected, and if disputes arise with one or more licensors, we may be subjected to future litigation as well as the potential loss of or limitations on our ability to develop and commercialize products and technologies covered by these license agreements.

•
If we are unable to obtain and maintain sufficient intellectual property protection for our platform technologies and product candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be adversely affected.

•
Although the audit report, which is incorporated by reference into this prospectus, is prepared by auditors who are currently subject to inspection by the Public Company Accounting Oversight Board (the “PCAOB”) there is no guarantee that future audit reports will be prepared by auditors subject to inspection by the PCAOB and, as such, future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently identifies that our audit work is performed by an auditor that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may delist our securities.

•
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•
Holders of our ADSs have fewer rights than our shareholders and must act through the depositary to exercise their rights.

•
The Chinese government may intervene in or influence our operations at any time, which could result in a change in our operations and impact the value of our ADSs. For additional information regarding the risks associated with having operations in China, please see the section titled “Risk Factors — Risks Related to Doing Business in China and Our International Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, which is incorporated by reference herein.

•
Both recent and future economic, political and social conditions, as well as governmental policies and regulatory actions implemented in China, could affect our ability to operate our business. Due to our operations in China, any future Chinese, U.S. or other rules and regulations that place restrictions on capital raising or other activities by companies with operations in China could affect our business, results of operations and the market price of our ADSs.

•
As of the date of this prospectus, we are not required to obtain approval or prior permission of this offering from the CSRC or any other Chinese regulatory authority under the Chinese laws and regulations currently in effect. As of the date of this prospectus, neither we nor any of our subsidiaries, including but not limited to our operating company subsidiaries, have been informed by the CSRC, the CAC, or any other Chinese regulatory authority of any requirements, approvals or permissions that we should obtain prior to this offering. However, as there are uncertainties with respect to the Chinese legal system and changes in laws, regulations and policies, including how those laws and regulations will be interpreted or implemented, there can be no assurance that the relevant Chinese regulatory authorities, including the CSRC, would reach the same conclusion as us, or we will not be subject to such requirements, approvals or permissions in the future. If our Chinese subsidiary does not receive or maintain permissions or approvals or inadvertently concludes that permissions or approvals needed for its business are not required, or if there are changes in applicable laws (including regulations) or interpretations of laws, and our Chinese subsidiary is required but unable to obtain any permissions or approvals in the future, then such changes or need for approvals (if not obtained) could adversely affect the operations of our Chinese subsidiary, including limiting or prohibiting the ability of our Chinese subsidiary to operate, and potentially cause the value of our ADSs or ordinary shares to decline

Corporate Information
We are a Cayman Islands exempted company incorporated with limited liability. We were initially formed as a Delaware limited liability company in 2016 under the name ShouTi Inc., and reorganized as a Cayman Islands exempted company in February 2019. Our principal executive office is located at 601 Gateway Blvd., Suite 900, South San Francisco, California 94080 and our telephone number is (628) 229-9277. The principal executive office of our research and development operations is located at Unit 02, F5, No. 1, Lane 2889, Jinke Road, China (Shanghai) Free Trade Zone, Shanghai, People’s Republic of China, 201203. Our telephone number at this address is 86 21 61215839. Our current registered office in the Cayman Islands is located at the offices of International Corporation Services Ltd., P.O, Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands.
Our website is www.structuretx.com. Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Trademarks and Service Marks
We use the name Structure Therapeutics, the Structure Therapeutics logo and marks in the United States and other countries. This prospectus and the documents incorporated by reference herein contain references to our trademarks, trade names and service marks and to those belonging to other entities. Solely for convenience, the trademarks and trade names in this prospectus or the documents incorporated by reference herein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert their rights thereto.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold shares.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we are not subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies; however, we may adopt certain new or revised accounting standards early. We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have $1.235 billion or more in annual revenue; (ii) the date on which we first qualify as a large accelerated filer under the rules of the SEC; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of our IPO.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our ordinary shares held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our ordinary shares held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering
Ordinary shares (or ADSs representing such shares) offered by the Selling Shareholders	24,019,215 of our ordinary shares (represented by 8,006,405 ADSs), consisting of (i) 21,617,295 ordinary shares (represented by 7,205,765 ADSs); and (ii) 2,401,920 ordinary shares issuable upon conversion of non-voting ordinary shares (represented by 800,640 ADSs). Each ADS will represent three ordinary shares and will be evidenced by American Depositary Receipts.
Terms of the offering	Each Selling Shareholder will determine when and how it will sell the ordinary shares offered in this prospectus, as described in “Plan of Distribution.”
Use of proceeds	We will not receive any proceeds from the sale of the Resale Securities covered by this prospectus.
Risk factors	See the section titled “Risk Factors” beginning on page 13 and other information included in or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our ordinary shares or ADSs.
Nasdaq Global Market symbol	“GPCR”
The Selling Shareholders identified in this prospectus may offer and sell from time to time the Resale Securities, consisting of up to 24,019,215 of our ordinary shares (represented by 8,006,405 ADSs). Throughout this prospectus, when we refer to our ordinary shares (or ADSs representing such shares) being registered on behalf of the Selling Shareholders, we are referring to the Resale Securities. We are not selling any ordinary shares (or ADSs representing such shares) under this prospectus and will not receive any of the proceeds from the sale of the Resale Securities by the Selling Shareholders.
Pursuant to the Purchase Agreement, we agreed to file the registration statement to which this prospectus forms a part to register the Resale Securities. Additional information with respect to the Purchase Agreement is contained in this prospectus under the heading “Selling Shareholders” and in our Current Report on Form 8-K, filed with the SEC on September 29, 2023.
When we refer to the Selling Shareholders in this prospectus, we are referring to the individuals or entities named in this prospectus as the Selling Shareholders and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling ordinary shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS
Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may materially and adversely affect our business, prospects, operating results and financial condition. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the Resale Securities by the Selling Shareholders pursuant to this prospectus. We will bear all fees and expenses incident to our obligation to register such shares.
We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the Resale Securities. Other than registration expenses, the Selling Shareholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to the Resale Securities.

SELLING SHAREHOLDERS
We are registering 24,019,215 ordinary shares (represented by 8,006,405 ADSs), consisting of (i) 21,617,295 ordinary shares (represented by 7,205,765 ADSs); and (ii) 2,401,920 ordinary shares issuable upon conversion of non-voting ordinary shares (represented by 800,640 ADSs), to permit each of the Selling Shareholders and their donees, pledgees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares (or ADSs representing such shares) in the manner contemplated under “Plan of Distribution” below.
The following table sets forth the name of each selling shareholder, the number of ordinary shares beneficially owned by each of the respective Selling Shareholders as of October 13, 2023 (unless explicitly noted otherwise in the footnotes to the table below), the number of ordinary shares (or ADSs representing such shares) that may be offered under this prospectus and the number of ordinary shares beneficially owned by the Selling Shareholders assuming all of the shares covered hereby are sold. The number of ordinary shares in the column “Number of Shares Being Offered” represents all of the ordinary shares (or ADSs representing such shares) that a selling shareholder may offer under this prospectus. The Selling Shareholders may sell some, all or none of their ordinary shares (or ADSs representing such shares). We do not know how long the Selling Shareholders will hold the ordinary shares (or ADSs representing such shares) before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale or other disposition of any of the ordinary shares (or ADSs representing such shares). The ordinary shares (or ADSs representing such shares) covered hereby may be offered from time to time by the Selling Shareholders.
The information set forth below is based upon information obtained from the Selling Shareholders and upon information in our possession regarding the original issuance of the ordinary shares. The percentages of shares owned after the offering are based on 136,750,627 ordinary shares (some of which may be represented by ADSs) outstanding as of October 13, 2023.

NAME OF SELLING SHAREHOLDER	SHARES BENEFICIALLY OWNED BEFORE THE OFFERING(1)	MAXIMUM NUMBER OF SHARES OFFERED	SHARES BENEFICIALLY OWNED AFTER THE OFFERING(2)
			NUMBER	PERCENT
Avoro Life Sciences Fund LLC(3)	4,601,280	1,601,280	3,000,000	2.2%
Federated Hermes Kaufmann Funds(4)	4,901,880	1,601,280	3,300,600	2.4%
Entities affiliated with Janus Henderson(5)	5,067,090	1,601,280	3,465,810	2.5%
RA Capital Healthcare Fund, L.P.(6)	1,200,960	1,200,960	—	—
BlackRock, Inc.(7)	800,601	800,601	—	—
Entities affiliated with FMR LLC(8)	5,223,291	2,001,600	3,221,691	2.4%
Logos Opportunities Fund IV LP(9)	360,174	360,174	—	—
TCG Crossover Fund I, L.P.(10)	5,669,017	1,160,775	4,508,242	3.3%
Casdin Partners Master Fund, L.P.(11)	1,541,653	800,601	741,052	*
One or more entities advised by Capital Research and Management Company(12)	4,403,481	4,403,481	—	—
Entities affiliated with Franklin Biotechnology(13)	1,230,438	480,399	750,039	*
Adage Capital Partners, LP(14)	6,275,370	800,601	5,474,769	4.0%
Entities affiliated with Cormorant Asset Management, LP(15)	3,229,293	360,174	2,869,119	2.1%
Entities affiliated with Driehaus Capital Management LLC(16)	3,280,503	800,601	2,479,902	1.8%
Entities affiliated with BVF Partners L.P.(17)	15,062,433	2,401,920	12,660,513	9.1%
Deep Track Biotechnology Master Fund, Ltd.(18)	913,392	900,000	13,392	*
Certain funds and accounts advised or subadvised by T. Rowe Price Associates, Inc(19)	261,810	261,810	—	—
Entities affiliated with Wellington(20)	212,997	160,128	52,869	*
Avidity Master Fund LP(21)	921,000	800,601	120,399	*
Entities associated with Citadel(22)	2,830,344	360,174	2,470,170	1.8%
Deerfield Partners, L.P.(23)	2,684,040	800,601	1,883,439	1.4%
Entities affiliated with Monashee Investment Management(24)	1,595,259	360,174	1,235,085	*

*
Represents beneficial ownership of less than 1%.

(1)
“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of share ownership, that is, shares held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that are currently convertible or convertible within 60 days of October 13, 2023 (or such other date explicitly noted in the footnote to the selling shareholder’s holdings). In computing the number of ordinary shares beneficially owned by a selling shareholder and the percentage ownership of such selling shareholder, we deemed ordinary shares issuable upon the conversion of non-voting ordinary shares, as applicable, as beneficially owned by such selling shareholder because such non-voting ordinary shares are convertible within 60 days of October 13, 2023 (or such other date explicitly noted in the footnote to the selling shareholder’s holdings). We did not deem such ordinary shares outstanding, however, for the purpose of computing the percentage ownership of any other selling shareholder.

(2)
Assumes that all ordinary shares being registered in this prospectus (or ADSs representing such shares) are resold to third parties and that with respect to a particular selling shareholder, such selling shareholder sells all ordinary shares registered under this prospectus (or ADSs representing such shares) held by such selling shareholder.
(3)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 1,601,280 ordinary shares held by Avoro Life Sciences Fund LLC; and (ii) 3,000,000 ordinary shares represented by 1,000,000 ADSs held by Avoro Life Sciences Fund LLC. The number reported under “Maximum Number of Shares Offered” consists of 1,601,280 ordinary shares. Avoro Capital Advisors LLC (“Avoro”) is the investment advisor for Avoro Life Sciences Fund LLC. Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro and may be deemed to have investment discretion and voting power over the shares held by Avoro. Mr. Aghazadeh disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The address of Avoro Life Sciences Fund LLC is 110 Greene Street, Suite 800, New York, NY 10012.

(4)
The number reported under “Shares Beneficially Owned Before the Offering” consists of the following, as of September 30, 2023: (i) 843,000 ordinary shares and 1,500,000 ordinary shares represented by 500,000 ADSs held by Federated Hermes Kaufmann Fund, a portfolio of Federated Hermes Equity Funds (“Federated Hermes Kaufmann Fund”); (ii) 736,800 ordinary shares and 1,762,500 ordinary shares represented by 587,500 ADSs held by Federated Hermes Kaufmann Small Cap Fund, a portfolio of Federated Hermes Equity Funds (“Federated Hermes Kaufmann Small Cap Fund”); and (iii) 21,480 ordinary shares and 38,100 ordinary shares represented by 12,700 ADSs held by Federated Hermes Kaufmann Fund II, a portfolio of Federated Hermes Insurance Series (“Federated Hermes Kaufmann Fund II”; collectively, the “Federated Hermes Kaufmann Funds”). The Federated Hermes Kaufmann Funds are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Federated Hermes Parent”). All of the Federated Hermes Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Federated Trust”) for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue, who are collectively referred to as Federated Trustees, act as trustees. The Federated Hermes Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Funds. The business address of each Federated Trustee is 4000 Ericsson Drive, Warrendale, PA 15086-7561.

(5)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 12,141 ordinary shares, and 7,497 ordinary shares represented by 2,499 ADSs held by Nationwide Savings Plan; (ii) 6,225 ordinary shares, and 3,846 ordinary shares represented by 1,282 ADSs held by Penn Series Fund, Inc. Small Cap Growth Fund; (iii) 182,892 ordinary shares, and 112,884 ordinary shares represented by 37,628 ADSs held by Janus Henderson Venture Fund; (iv) 476,703 ordinary shares, and 732,672 ordinary shares represented by 244,224 ADSs held by Janus Henderson Global Life Sciences Fund; (v) 6,333 ordinary shares, and 4,086 ordinary shares represented by 1,362 ADSs held by Janus Henderson Capital Funds plc — Janus Henderson US Venture Fund; (vi) 369,042 ordinary shares, and 569,511 ordinary shares represented by 189,837 ADSs held by Janus Henderson Capital Funds Plc — Janus Henderson Global Life Sciences Fund; (vii) 419,652 ordinary shares, and 259,203 ordinary shares represented by 86,401 ADSs held by Janus Henderson Triton Fund; (viii) 10,149 ordinary shares, and 137,829 ordinary shares represented by 45,943 ADSs held by Janus Henderson Horizon Fund — Biotechnology Fund; (ix) 104,874 ordinary shares, and 978,999 ordinary shares represented by 326,333 ADSs held by Janus Henderson Biotech Innovation Master Fund Limited; (x) 4,566 ordinary shares, and 2,823 ordinary shares represented by 941 ADSs held by LIUNA Staff & Affiliates Pension Fund; (xi) 4,392 ordinary shares, and 2,718 ordinary shares represented by 906 ADSs held by LIUNA National (Industrial) Pension Fund; (xii) 4,311 ordinary shares, and 2,664 ordinary shares represented by 888 ADSs held by National Elevator Industry Health Benefit Plan; and (xiii) 651,078 ordinary shares represented by 217,026 ADSs held by other accounts managed by Janus Henderson (collectively, the “Janus Funds”). The number reported under “Maximum Number of Shares Offered” consists of (i) 12,141 ordinary shares held by Nationwide Savings Plan; (ii) 6,225 ordinary shares held by Penn Series Fund, Inc. Small Cap Growth Fund; (iii) 182,892 ordinary shares held by Janus Henderson Venture Fund; (iv) 476,703 ordinary shares held by Janus Henderson Global Life Sciences Fund; (v) 6,333 ordinary shares held by Janus Henderson Capital Funds plc — Janus Henderson US Venture Fund; (vi) 369,042 ordinary shares held by Janus Henderson Capital Funds Plc — Janus Henderson Global

Life Sciences Fund; (vii) 419,652 ordinary shares held by Janus Henderson Triton Fund; (viii) 10,149 ordinary shares held by Janus Henderson Horizon Fund — Biotechnology Fund; (ix) 104,874 ordinary shares held by Janus Henderson Biotech Innovation Master Fund Limited; (x) 4,566 ordinary shares held by LIUNA Staff & Affiliates Pension Fund; (xi) 4,392 ordinary shares held by LIUNA National (Industrial) Pension Fund; and (xii) 4,311 ordinary shares held by National Elevator Industry Health Benefit Plan. Such shares may all be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), as investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Janus Funds and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Janus Funds. Under the terms of its management contract with the Janus Funds, Janus has overall responsibility for directing the investments of the Janus Funds in accordance with each fund’s investment objective, policies and limitations. Each fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the ordinary shares offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206.
(6)
The number reported under “Shares Beneficially Owned Before the Offering” consists of 1,200,960 ordinary shares held by RA Capital Healthcare Fund, L.P. (“RACHF”). RA Capital Management, L.P. is the investment manager for RACHF. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the securities held by RACHF. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest therein. The address of RACHF is 200 Berkeley Street, 18th Floor, Boston MA 02116.

(7)
The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: (i) 482,379 ordinary shares held by BlackRock Health Sciences Opportunities Portfolio, a Series of BlackRock Funds; (ii) 34,983 ordinary shares held by BlackRock Health Sciences Trust; and (iii) 283,239 ordinary shares held by BlackRock Health Sciences Trust II. BlackRock, Inc is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 50 Hudson Yards, New York, NY 10001 . Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(8)
The number reported under “Shares Beneficially Owned Before the Offering” consists of the following, as of October 31, 2023:(i) 870,000 ordinary shares held by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, including 600,000 ordinary shares represented by 200,000 ADSs; (ii) 417,408 ordinary shares held by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund — Health Care Sub, including 285,000 ordinary shares represented by 95,000 ADSs; (iii) 1,300,161 ordinary shares held by Fidelity Select Portfolios: Health Care Portfolio, including 900,000 ordinary shares represented by 300,000 ADSs; (iv) 196,101 ordinary shares held by Variable Insurance Products Fund IV: VIP Health Care Portfolio, including 138,000 ordinary shares represented by 46,000 ADSs; (v) 108,186 ordinary shares held by Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio Health Care Subportfolio, including 75,000 ordinary shares represented by 25,000 ADSs; (vi) 674,100 ordinary shares held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund, including 595,800 ordinary shares represented by 198,600 ADSs; (vii) 856,692 ordinary shares held by Fidelity Select Portfolios: Biotechnology Portfolio, including 627,891 ordinary shares represented by 209,297 ADSs; (viii) 352,962 ordinary shares held by Fidelity Growth Company Commingled Pool; (ix) 94,761 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (x) 277,689 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; and (xi) 75,231 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth

Company Fund. The number reported under “Maximum Number of Shares Offered” consists of (i) 270,000 ordinary shares held by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund; (ii) 132,408 ordinary shares held by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund — Health Care Sub; (iii) 400,161 ordinary shares held by Fidelity Select Portfolios: Health Care Portfolio; (iv) 58,101 ordinary shares held by Variable Insurance Products Fund IV: VIP Health Care Portfolio; (v) 33,186 ordinary shares held by Variable Insurance Products Fund: VIP Stock Selector All Cap Portfolio Health Care Subportfolio; (vi) 78,300 ordinary shares held by Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund; (vii) 228,801 ordinary shares held by Fidelity Select Portfolios: Biotechnology Portfolio; (viii) 352,962 ordinary shares held by Fidelity Growth Company Commingled Pool; (ix) 94,761 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (x) 277,689 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; and (xi) 75,231 ordinary shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund. The entities identified in this footnote are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each of the entities identified in this footnote is 245 Summer Street, Boston, Massachusetts 02210.
(9)
The number reported under “Shares Beneficially Owned Before the Offering” consists of 360,174 ordinary shares held by Logos Opportunities Fund IV LP (“Logos Opportunities”). Logos Opportunities IV GP LLC (“Logos Opportunities GP”) is the general partner of Logos Opportunities. Arsani William and Graham Walmsley are the members of Logos Opportunities GP. Mr. William and Mr. Walmsley each disclaim beneficial ownership of these shares, except to the extent of each’s pecuniary interest in such shares, if any. The principal address of Logos Opportunities is 1 Letterman Drive, Building C, Suite C3-350, San Francisco, CA 94129.

(10)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 1,160,775 ordinary shares held by TCG Crossover Fund I, L.P. (“TCGX”); (ii) 1 ordinary share held by TCGX prior to the Private Placement; and (iii) 4,508,241 ordinary shares represented by 1,502,747 ADSs held by TCGX prior to the Private Placement. The number reported under “Maximum Number of Shares Offered” consists of 1,160,775 ordinary shares held by TCGX. TCG Crossover GP I, LLC (“TCG Crossover GP I”) is the general partner of TCGX and may be deemed to have voting, investment, and dispositive power with respect to these securities. Chen Yu, one of our former directors who resigned on February 2, 2023, is the sole managing member of TCG Crossover GP I and may be deemed to share voting, investment and dispositive power with respect to these securities. The business address for TCG Crossover GP I, TCGX and Mr. Yu is c/o Craig Skaling, 705 High St., Palo Alto, CA 94301.

(11)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 800,601 ordinary shares held by Casdin Partners Master Fund, L.P.; (ii) 1 ordinary share held by Casdin Partners Master Fund, L.P. prior to the Private Placement; and (iii) 741,051 ordinary shares represented by 247,017 ADSs held by Casdin Partners Master Fund, L.P. prior to the Private Placement. The number reported under “Maximum Number of Shares Offered” consists of 800,601 ordinary shares held by Casdin Partners Master Fund, L.P. The shares reflected as beneficially owned by Casdin Partners Master Fund, LP, are owned directly by Casdin Partners Master Fund, LP and may be deemed to be indirectly beneficially owned by (i) Casdin Capital, LLC, the investment adviser to Casdin Partners Master Fund, LP, (ii) Casdin Partners GP, LLC, the general partner of Casdin Partners Master Fund LP, and (iii) Eli Casdin, the managing member of Casdin Capital, LLC and Casdin Partners GP, LLC. The address of each of Casdin Partners Master Fund, L.P., Casdin Capital, LLC, Casdin Partners GP, LLC and Eli Casdin is 1350 Avenue of the Americas, Suite 2600 New York, NY 10019.

(12)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 4,280,694 ordinary shares held by SMALLCAP World Fund, Inc. (“SCWF”); and (ii) 122,787 ordinary shares held by American Funds Insurance Series — Global Small Capitalization Fund (“VISC”; collectively, the “CRMC Stockholders”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. CRMC; Capital International Investors (“CII”); Capital Research Global Investors (“CRGI”); and/or Capital World Investors (“CWI”), may be deemed to be the beneficial owner of the ordinary shares held by the CRMC Stockholders; however, each of CRMC, CII, CRGI and CWI expressly disclaims that it is the beneficial owner of such securities. Julian N. Abdey, Peter Eliot, Brady L. Enright. Bradford F. Freer, Peter Gusev, Leo Hee, M. Taylor Hinshaw, Roz Hongsaranagon, Akira Horiguchi, Jonathan Knowles, Shlok Melwani, Dimitrije M. Mitrinovic, Aidan O’Connell, Samir Parekh, Piyada Phanaphat, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SCWF. Bradford F. Freer, M. Taylor Hinshaw, Shlok Melwani, Aidan O’Connell, Renaud H. Samyn and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by VISC. The business address of each of the CRMC Stockholders is 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071. Each of the CRMC Stockholders acquired the securities being registered hereby in the ordinary course of its business.

(13)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 103,899 ordinary shares held by Franklin Strategic Series — Franklin Biotechnology Discovery Fund; (ii) 223,500 ordinary shares held by Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund; (iii) 153,000 ordinary shares held by Franklin Strategic Series — Franklin Small Cap Growth Fund (collectively, the “Franklin Funds”); and (iv) 750,039 ordinary shares represented by 293,005 ADSs held by other funds and accounts managed by Franklin Advisers, Inc. (“FAV”). The number reported under “Maximum Number of Shares Offered” consists of (i) 103,899 ordinary shares held by Franklin Strategic Series — Franklin Biotechnology Discovery Fund; (ii) 223,500 ordinary shares held by Franklin Templeton Investment Funds — Franklin Biotechnology Discovery Fund; and (iii) 153,000 ordinary shares held by Franklin Strategic Series — Franklin Small Cap Growth Fund. FAV is the investment manager for the Franklin Funds. Evan McCulloch has power to vote and/or power to dispose of the securities held by the Franklin Funds as the Senior Vice President of FAV, the investment manager of the Franklin Funds, and disclaims beneficial ownership of the shares held by the Franklin Funds. The address of the Franklin Funds is One Franklin Parkway, San Mateo, CA 99403.

(14)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 800,601 ordinary shares held by Adage Capital Partners, LP.; and (ii) ordinary shares represented by 1,824,923 ADSs held by Adage Capital Partners, LP. The number reported under “Maximum Number of Shares Offered” consists of 800,601 ordinary shares held by Adage Capital Partners, LP. Adage Capital Management, L.P. has investment control over the securities held by Adage Capital Partners LP. Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Management, L.P., and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage Capital Partners, LP and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address of Adage Capital Partners LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(15)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 360,174 ordinary shares held by Cormorant Global Healthcare Master Fund, LP; (ii) 1,177,002 ordinary shares represented by 392,334 ADSs held by Cormorant Global Healthcare Master Fund, LP prior to the Private Placement; and (iii) 1,692,117 ordinary shares represented by 564,039 ADSs held by Cormorant Private Healthcare Fund IV, LP prior to the Private Placement (collectively, the “Cormorant Funds”). The number reported under “Maximum Number of Shares Offered” consists of 360,174 ordinary shares held by Cormorant Global Healthcare Master Fund, LP. Cormorant Asset Management, LP is the manager of the Cormorant Funds. Bihua Chen is the founder and managing member of Cormorant Asset Management, LP and has voting and investment discretion with respect to the ordinary shares held by each Cormorant Fund. The principal address for the Cormorant Funds is 200 Clarendon Street 52nd Floor, Boston, MA 02116.

(16)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 376,401 ordinary shares held by Driehaus Life Sciences Master Fund, L.P.; (ii) 1,497,792 ordinary shares represented by 499,264 ADSs held by Driehaus Life Sciences Master Fund, L.P.; (iii) 123,900 ordinary shares held by Driehaus Life Sciences (QP) Fund, L.P.; (iv) 506,904 ordinary shares represented by 168,968 ADSs held by Driehaus Life Sciences (QP) Fund, L.P.; (v) 124,200 ordinary shares held by Driehaus Event Driven Fund; (vi) 197,022 ordinary shares represented by 65,674 ADSs held by Driehaus Event Driven Fund; (vii) 176,100 ordinary shares held by Destinations Multi Strategy Alternatives Fund; and (viii) 278,184 ordinary shares represented by 92,728 ADSs held by Destinations Multi Strategy Alternatives Fund. The number reported under “Maximum Number of Shares Offered” consists of (i) 376,401 ordinary shares held by Driehaus Life Sciences Master Fund, L.P.; (ii) 123,900 ordinary shares held by Driehaus Life Sciences (QP) Fund, L.P.; (iii) 124,200 ordinary shares held by Driehaus Event Driven Fund; and (iv) 176,100 ordinary shares held by Destinations Multi Strategy Alternatives Fund. Driehaus Capital Management LLC is the investment adviser of Driehaus Life Sciences Master Fund, L.P., Driehaus Life Sciences (QP) Fund, L.P., and the Driehaus Event Driven Fund. Driehaus Capital Management LLC is an investment sub-adviser to the Destinations Multi Strategy Alternatives Fund. Michael Caldwell is a portfolio manager of Driehaus Capital Management LLC and Alex Munns is an assistant portfolio manager of Driehaus Capital Management LLC. Therefore, either Michael Caldwell or Alex Munns may be deemed to have investment discretion and voting power over the shares held by Driehaus Life Sciences Master Fund, L.P. or Driehaus Life Sciences (QP) Fund, L.P. Furthermore, Michael Caldwell, as a portfolio manager for Driehaus Event Driven Fund and for Destinations Multi Strategy Alternatives Fund may be deemed to have investment discretion and voting power over the shares held by either fund. Each of Michael Caldwell and Alex Munns disclaims beneficial ownership of these shares. The address of the foregoing entities is 25 E. Erie St., Chicago, IL 60611.

(17)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 1,282,254 non-voting ordinary shares purchased by Biotechnology Value Fund, L.P. (“BVF”) in the Private Placement; (ii) 6,819,780 ordinary shares underlying 2,273,260 ADSs held by BVF; (iii) 975,228 non-voting ordinary shares purchased by Biotechnology Value Fund II, L.P. (“BVF2”) in the Private Placement; (iv) 5,060,316 ordinary shares underlying 1,686,772 ADSs held by BVF2; (v) 106,857 non-voting ordinary shares purchased by Biotechnology Value Trading Fund OS LP (“BVTF”) in the Private Placement; (vi) 704,358 ordinary shares underlying 234,786 ADSs held by BVTF; and (vii) 37,581 non-voting ordinary shares purchased by MSI BVF SPV, LLC (“MSI BVF”) in the Private Placement; and (viii) 76,059 ordinary shares underlying 25,353 ADSs held by MSI BVF (collectively, the “BVF Entities”). The number reported under “Maximum Number of Shares Offered” consists of (i) 1,282,254 non-voting ordinary shares held by BVF; (ii) 975,228 non-voting ordinary shares held by BVF2; (iii) 106,857 non-voting ordinary shares held by BVTF; and (iv) 37,581 non-voting ordinary shares held by MSI BVF. The number of shares beneficially owned by BVF Entities in the aggregate is limited by beneficial ownership limitations applicable to the conversion of the non-voting ordinary shares held by the BVF Entities, which limit the number of shares the BVF Entities can beneficially own after the conversion of non-voting ordinary shares to a maximum of 9.99% of our outstanding ordinary shares and as a result of such limitations. BVF I GP LLC is the general partner of BVF. BVF II GP LLC is the general partner of BVF2. BVF Partners OS Ltd. is the general partner of BVTF. BVF GP Holdings is the sole member of BVF I GP LLC and BVF II GP LLC. BVF Partners L.P. is the sole member of BVF Partners OS Ltd. and investment manager of BVF, BVF2, BVTF and MSI BVF. Jessica Lifton, a Principal of BVF Partners L.P., the investment manager of each of the BVF Entities, served on our board of directors from July 2021 through February 2023. Ms. Lifton resigned from our board of directors at the time of our IPO. BVF Inc. is the general partner of BVF Partners L.P. Mark N. Lampert is director and officer of BVF Inc. Each of BVF I GP LLC, BVF II GP LLC, BVF Partners OS Ltd., BVF GP Holdings LLC, BVF Partners L.P. BVF Inc. and Mr. Lampert disclaims beneficial ownership of securities beneficially owned by the selling stockholders. The address of BVF, BVF2, BVTF and MSI BVF is 44 Montgomery St, 40th Floor, San Francisco, CA 94104.

(18)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 900,000 ordinary shares held by Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Biotech”); and (ii) 13,392 ordinary shares represented by 4,464 ADSs held by Deep Track Biotech prior to the Private

Placement. The number reported under “Maximum Number of Shares Offered” consists of 900,000 ordinary shares held by Deep Track Biotech. Deep Track Capital, LP (“Deep Track Capital”) and David Kroin have shared voting power and shared dispositive power over the shares held by the Deep Track Biotech. David Kroin may be considered a control person for Deep Track Capital. The address of Deep Track Capital and David Kroin is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830, and the address for Deep Track Biotech is 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands.
(19)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 231,057 ordinary shares held by T. Rowe Price Health Sciences Fund, Inc.; (ii) 20,079 ordinary shares held by TD Mutual Funds — TD Health Sciences Fund; and (iii) 10,674 ordinary shares held by T. Rowe Price Health Sciences Portfolio. T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser or subadviser with power to direct investments and/or sole power to vote the securities owned by certain funds and accounts advised or subadvised by TRPA as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares of Common Stock purchased in the PIPE Financing; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The address of each entity is T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

(20)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 74,763 ordinary shares held by Salthill Partners, L.P.; (ii) 24,984 ordinary shares represented by 8,328 ADSs held by Salthill Partners, L.P.; (iii) 85,365 ordinary shares held by Salthill Investors (Bermuda) L.P.; and (iv) 27,885 ordinary shares represented by 9,295 ADSs held by Salthill Investors (Bermuda) L.P. (collectively, the “Wellington Funds”). The number reported under “Maximum Number of Shares Offered” consists of (i) 74,763 ordinary shares held by Salthill Partners, L.P.; and (ii) 85,365 ordinary shares held by Salthill Investors (Bermuda) L.P. The Wellington Funds are managed by Wellington Management Company LLP (“Wellington”). Wellington, in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of the shares held by the Wellington Funds. Accordingly, Wellington may be deemed to be the beneficial owner of such securities. The address and principal office of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210, and the address of each of the Wellington Funds is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(21)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 800,601 ordinary shares held by Avidity Master Fund LP (“Avidity Master”); and (ii) 120,399 ordinary shares represented by 40,133 ADSs held by Avidity Master. The number reported under “Maximum Number of Shares Offered” consists of 800,601 ordinary shares held by Avidity Master. Avidity Master is a Cayman exempted limited partnership. The general partner of Avidity Master is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP, is the investment manager of Avidity Master. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. David Witzke and Michael Gregory are the managing members of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. These individuals may be deemed to have shared voting and investment power of the securities held by the Avidity entities. Each of these individuals will disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The address of the selling shareholder is 2828 N. Harwood Street, Suite 1220, Dallas, TX 75201.

(22)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 360,174 ordinary shares held by Citadel CEMF Investments Ltd.; and (ii) 2,470,170 ordinary shares represented by 823,390 ADSs held by Citadel Multi-Strategy Equities Master Fund Ltd. prior to the Private Placement. The number reported under “Maximum Number of Shares Offered” consists of 360,174 ordinary shares held by Citadel CEMF Investments Ltd. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of Citadel CEMF Investments Ltd. and Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in Citadel GP LLC. Mr. Griffin, as the owner of a controlling interest in Citadel GP LLC, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by Citadel CEMF Investments Ltd and/or Citadel Multi-Strategy Equities Master Fund Ltd. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Citadel CEMF Investments Ltd. and Citadel Multi-Strategy Equities Master Fund is c/o Citadel Enterprise Americas, Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.
(23)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 800,601 ordinary shares held by Deerfield Partners, L.P; and (ii) 1,883,439 ordinary shares represented by 627,813 ADSs held by Deerfield Partners, L.P. The number reported under “Maximum Number of Shares Offered” consists of 800,601 ordinary shares held by Deerfield Partners, L.P. The general partner of Deerfield Partners, L.P. is Deerfield Mgmt, L.P. Deerfield Management Company, L.P. is the investment manager of Deerfield Partners, L.P. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Each of Deerfield Management Company, L.P., Deerfield Mgmt, L.P. and Mr. Flynn may be deemed to beneficially own the securities held by Deerfield Partners, L.P. The principal business address of Deerfield Partners, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(24)
The number reported under “Shares Beneficially Owned Before the Offering” consists of (i) 64,831 ordinary shares held by BEMAP Master Fund Ltd (“BEMAP”); (ii) 68,433 ordinary shares held by Monashee Pure Alpha SPV I LP (“Pure Alpha”); (iii) 75,637 ordinary shares held by BLACSTONE CSP-MST FMAP Fund (“FMAP”); (iv) 21,610 ordinary shares held by Mission Pure Alpha LP (“Mission”); (v) 129,663 ordinary shares held by DS Liquid Div RVA MON LLC (“DS”); (vi) 617,541 ordinary shares represented by 205,847 ADSs held by DS prior to the Private Placement; and (vii) 617,544 ordinary shares represented by 205,848 ADSs held by Monashee Solitario Fund LP prior to the Private Placement (collectively, the “Monashee Funds”). The number reported under “Maximum Number of Shares Offered” consists of (i) 64,831 ordinary shares held by BEMAP; (ii) 68,433 ordinary shares held by Pure Alpha; (iii) 75,637 ordinary shares held by BLACSTONE CSP-MST FMAP Fund; (iv) 21,610 ordinary shares held by Mission Pure Alpha LP; and (v) 129,663 ordinary shares held by DS. The Monashee Funds are managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has voting and investment control over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the shares held by the Monashee Funds. Jeff Muller, however, disclaims any beneficial ownership of the shares held by these entities. The business address of the Monashee Funds and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

PLAN OF DISTRIBUTION
The Selling Shareholders, which shall include donees, pledgees, transferees or other successors-in-interest selling ADSs representing ordinary shares or interests in such securities received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ADSs or interests therein on any stock exchange, market or trading facility on which the ADSs are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Shareholders may use any one or more of the following methods when disposing of ADSs or interests therein:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
through agreements between broker-dealers and the Selling Shareholders to sell a specified number of such ADSs at a stipulated price per share;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ADSs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ADSs in other circumstances, in which case the pledgees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our ADSs or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume. The Selling Shareholders may also sell ADSs short and deliver these securities to close out their short positions, or loan or pledge the ADSs to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to each such broker-dealer or other financial institution of ADSs offered by this prospectus, which ADSs such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Shareholders from the sale of the ADSs offered by them will be the purchase price of the ADSs less discounts or commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ADSs to be made directly or through agents. We will not receive any of the proceeds from this offering.
The Selling Shareholders also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act (it being understood that the Selling Shareholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the ADSs may be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, the ADSs to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ADSs in the market and to the activities of the Selling Shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the ADSs against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the ADSs offered by this prospectus.
We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the ADSs covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (2) the date on which all of the ADSs may be sold without restriction pursuant to Rule 144 of the Securities Act.

ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•
political and economic stability;

•
an effective judicial system;

•
a favorable tax system;

•
the absence of exchange control or currency restrictions; and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.
Certain of our operations are conducted in China, and certain of our assets are located in China. Certain of our executive officers are nationals or residents of jurisdictions other than the United States or may have assets located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.
We have appointed Raymond Stevens as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. Travers Thorp Alberga, our legal counsel as to Cayman Islands law, and Zhong Lun Law Firm, our legal counsel as to Chinese law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:
•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Travers Thorp Alberga has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. The courts of the Cayman Islands may not recognize or enforce such judgments against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Travers Thorp Alberga have advised us that the United States and the Cayman Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of U.S. courts in civil and commercial matters, and although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman

Islands, provided such judgment:
•
is given by a competent foreign court with jurisdiction to give the judgment;

•
imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation);

•
is final and conclusive;

•
is not in respect of taxes, a fine or a penalty; and

•
was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of Chinese law or national sovereignty, security or social public interest. As a result, it is uncertain whether and on what basis a Chinese court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on Chinese law against a company in China for disputes if they can establish sufficient nexus to China for a Chinese court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or Ordinary Shares.
In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with Chinese laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or Ordinary Shares, to establish a connection to China for a Chinese court to have jurisdiction as required under the PRC Civil Procedures Law.

LEGAL MATTERS
We are being represented by Cooley LLP, San Diego, California, with respect to certain legal matters as to U.S. federal securities laws. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Travers Thorp Alberga. Certain legal matters as to Chinese law will be passed upon for us by Zhong Lun Law Firm. As of the date of this prospectus, Cooley LLP beneficially owns an aggregate of 177,000 of our ordinary shares, represented by 59,000 ADSs, and GC&H Investments, LLC, an entity that is comprised of partners and associates of Cooley LLP, beneficially owns an aggregate of 172,302 of our ordinary shares, represented by 57,434 ADSs.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the ADSs being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ADSs offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the Internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and we have filed reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review on the web site of the SEC referred to above. We also maintain a website at www.structuretx.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.
We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41608):
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•
our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 10, 2023 (as amended by our Quarterly Reports on Form 10-Q/A, filed with the SEC on November 16, 2023 and November 17, 2023);

•
our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 17, 2023 (and related Form 12b-25 filed in connection therewith on November 14, 2023);

•
our Current Reports on Form 8-K filed with the SEC on February 7, 2023, June 5, 2023, July 6, 2023, August 4, 2023, September 29, 2023, and November 14, 2023 (other than the portions thereof which are furnished and not filed); and

•
the description of the securities contained in our Registration Statement on Form 8-A filed with the SEC on January 30, 2023, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished rather than filed) prior to the termination of the offering, including those made after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, shall be deemed to be incorporated by reference into this prospectus.
We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to 601 Gateway Blvd., Suite 900, South San Francisco, CA 94080, or may be made telephonically at (628) 229-9277.
You also may access these filings on our website at www.structuretx.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).
In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

24,019,215 Ordinary Shares
Represented by up to 8,006,405 American Depositary Shares
Structure Therapeutics Inc.
American Depositary Shares

PROSPECTUS

                     , 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.
ITEM	AMOUNT PAID OR TO BE PAID
SEC registration fee	$55,000
Legal fees and expenses	300,000
Accounting fees and expenses	55,000
Other miscellaneous fees and expenses	65,000
Total	475,000
Item 14.   Indemnification of Directors and Officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our amended and restated memorandum and articles of association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
We have entered into indemnification agreements with certain of our current directors and executive officers, pursuant to which we agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities
Since September 30, 2020, we have made the following sales of unregistered securities:
(1)
In July 2021, we issued and sold an aggregate of 24,701,732 Series B preferred shares for an aggregate consideration of $100.0 million to certain investors.

(2)
In December 2021, we entered into a share exchange agreement with Basecamp Bio Inc., or Basecamp, one of our subsidiaries, pursuant to which we issued an aggregate of 2,161,402 Series B-1 preferred shares for an aggregate consideration of $7.0 million in exchange of 7,000,000 shares of Basecamp’s Series Seed preferred shares.

(3)
In April 2022, we issued and sold an additional aggregate of 8,155,272 Series B preferred shares for an aggregate consideration of $33.0 million to certain investors.

(4)
In September 2023, we entered into a share purchase agreement with certain institutional investors (the “Purchasers”), pursuant to which we issued and sold to the Purchasers an aggregate of 21,617,295 ordinary shares and 2,401,920 non-voting ordinary shares for aggregate gross proceeds of approximately $300.0 million before deducting placement agent fees and other private placement expenses.

(5)
From the date of adoption of the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) to January 31, 2023, we granted stock options under the 2019 Plan to purchase up to an aggregate of 9,099,664 ordinary shares to our employees, directors and consultants, at a weighted-average exercise price of $1.67 per share. Through the effective date of this registration statement, 548,001 ordinary shares were issued upon the exercise of options granted to employees, directors and consultants and the payment of $749,249 to us was made. Through the effective date of this registration statement, 215,000 ordinary shares were issued as restricted share awards to employees, directors and consultants.

The offers, sales and issuances of the securities described in paragraphs (1) through (4) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) (or were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) or Regulation D promulgated thereunder) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D. No underwriters were involved in these transactions.
The offers, sales and issuances of the securities described in paragraph (5) was deemed to be exempt from registration under the Securities Act in reliance on either Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Section 4(a)(2) in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under the 2019 Plan.
Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.
Item 16.   Exhibits and Financial Statement Schedules
(a) Exhibits.
The exhibits listed below are filed as part of this registration statement.
Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
3.1	Amended and Restated Memorandum and Articles of Association of the registrant.	8-K	001-41608	3.1	February 7, 2023
4.1	Registrant’s Specimen Certificate for Ordinary Shares.	S-1/A	333-269200	4.1	January 30, 2023
4.2	Form of Deposit Agreement.	S-1/A	333-269200	4.2	January 30, 2023
4.3	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.2).	S-1/A	333-269200	4.3	January 30, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.4	Amended and Restated Investors’ Rights Agreement, dated July 30, 2021, by and between the registrant and the investors named therein.	S-1	333-269200	4.4	January 12, 2023
4.5	Summary of Rights of Non-Voting Ordinary Shares.	8-K	001-41608	4.1	September 29, 2023
5.1	Opinion of Travers Thorp Alberga.					X
5.2	Opinion of Zhong Lun Law Firm.					X
10.1+	Form of Indemnification Agreement between the registrant and each of its executive officers and directors.	S-1	333-269200	10.1	January 12, 2023
10.2+	ShouTi Inc. 2019 Equity Incentive Plan, as amended (including Forms of Option Grant Notice, Option Agreement and Notice of Exercise thereunder).	S-1	333-269200	10.2	January 12, 2023
10.3+	Structure Therapeutics Inc. 2023 Equity Incentive Plan.	10-K	001-41608	10.3	March 30, 2023
10.4+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (US) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.4	January 12, 2023
10.5+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (Non-Employee Director) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.5	January 12, 2023
10.6+	Form of Share Option Grant Notice, Share Option Agreement and Notice of Exercise (PRC) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.6	January 12, 2023
10.7+	Form of Restricted Share Unit Award Grant Notice and Award Agreement (US) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.7	January 12, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.8+	Form of Restricted Share Unit Award Grant Notice and Award Agreement (PRC) under the Structure Therapeutics Inc. 2023 Equity Incentive Plan.	S-1	333-269200	10.8	January 12, 2023
10.9+	Structure Therapeutics Inc. 2023 Employee Share Purchase Plan.	10-K	001-41608	10.9	March 30, 2023
10.10+	Executive Employment Agreement, by and between the registrant and Raymond Stevens, dated May 16, 2019.	S-1	333-269200	10.10	January 12, 2023
10.11+	Executive Employment Agreement by and between the registrant and Jun Yoon, dated May 1, 2019.	S-1	333-269200	10.11	January 12, 2023
10.12+	Amendment to the Executive Employment Agreement by and between the registrant and Jun Yoon.	S-1	333-269200	10.12	January 12, 2023
10.13+	Offer Letter, by and between the registrant and Mark Bach, M.D., dated April 19, 2021.	S-1	333-269200	10.13	January 12, 2023
10.14+	Offer Letter, by and between the registrant and Melita Sun Jung, dated April 23, 2021.	S-1	333-269200	10.14	January 12, 2023
10.15+	Employment Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Xichen Lin, dated July 22, 2019.	S-1	333-269200	10.15	January 12, 2023
10.16+	Employment Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Yingli Ma, dated November 1, 2022.	S-1	333-269200	10.16	January 12, 2023
10.17+	Supplemental Agreement, by and among Shanghai Basecamp Biotechnology Co., Ltd., Shanghai ShouTi Biotechnology Co., Ltd. and Yingli Ma, dated October 31, 2022.	S-1	333-269200	10.17	January 12, 2023
10.18+	Board Service Agreement by and between the registrant and Daniel Welch, dated December 10, 2021.	S-1	333-269200	10.18	January 12, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.19+	Board Service Agreement by and between the registrant and Sharon Tetlow, dated March 2, 2022.	S-1	333-269200	10.19	January 12, 2023
10.20+	Board Service Agreement by and between the registrant and Joanne Waldstreicher, dated November 23, 2022.	S-1	333-269200	10.20	January 12, 2023
10.21+	Board Service Agreement by and between the registrant and Eric Dobmeier, dated December 13, 2022.	S-1	333-269200	10.21	January 12, 2023
10.22+	Non-Employee Director Compensation Policy.	8-K	001-41608	10.1	August 4, 2023
10.23+	Severance and Change in Control Plan.	S-1	333-269200	10.23	January 12, 2023
10.24*	Collaboration Agreement, by and between Lhotse Bio, Inc. and Schrödinger, LLC, dated October 9, 2020.	S-1	333-269200	10.24	January 12, 2023
10.25	Shanghai Premises Lease Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Shanghai Changtai Business Management Co., Ltd., dated June 22, 2021.	S-1	333-269200	10.25	January 12, 2023
10.26	Exchange Agreement dated May 10, 2023 between the registrant and the investors named therein.	10-Q	001-41608	4.5	May 11, 2023
10.27	Lease Agreement, dated June 29, 2023, by and between the registrant and Shanghai Changtai Business Management Co., Ltd.	8-K	001-41608	10.1	July 6, 2023
10.28	House Leasing Contract, dated June 29, 2023, by and between the Shanghai ShouTi Biotechnology Co., ltd. and Shanghai Chuangzhi Space Entrepreneurship Incubator Management Co., Ltd.	8-K	001-41608	10.2	July 6, 2023
10.29	Sublease, dated June 29, 2023, by and between Structure Therapeutics USA Inc. and Aligos Therapeutics, Inc.	8-K	001-41608	10.3	July 6, 2023

Exhibit Number	Description of Document	Form	File No.	Exhibit	Filing Date	Filed Herewith
10.30	Share Purchase Agreement, dated as of September 29, 2023, by and among the registrant and the purchasers named therein.	10-Q	001-41608	10.4	November 17, 2023
10.31*	Collaboration Agreement, dated November 7, 2023, by and between Schrödinger, Inc. and Aconcagua Bio, Inc.	8-K	001-41608	10.1	November 14, 2023
21.1	Subsidiaries of the registrant.					X
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.					X
23.3	Consent of Travers Thorp Alberga (included in Exhibit 5.1).					X
23.4	Consent of Zhong Lun Law Firm (included in Exhibit 5.2).					X
24.1	Powers of Attorney (included on the signature page).					X
107	Filing Fee Table.					X

+
Indicates management contract or compensatory plan.

*
Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because they are both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Financial Statement Schedules.
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto, which are incorporated herein by reference.
Item 17.   Undertakings
The undersigned registrant hereby undertakes:
(a)
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on November 17, 2023.
Structure Therapeutics Inc.
By:	/s/ Raymond Stevens, Ph.D. Raymond Stevens, Ph.D. Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond Stevens, Ph.D. and Jun Yoon and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Raymond Stevens, Ph.D. Raymond Stevens, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2023
/s/ Jun Yoon Jun Yoon	Chief Financial Officer (Principal Financial and Accounting Officer)	November 17, 2023
/s/ Daniel Welch Daniel Welch	Chairman	November 17, 2023
/s/ Eric Dobmeier Eric Dobmeier	Director	November 17, 2023
/s/ Ramy Farid, Ph.D. Ramy Farid, Ph.D.	Director	November 17, 2023
/s/ Ted W. Love, M.D. Ted W. Love, M.D.	Director	November 17, 2023

Name	Title	Date
/s/ Sharon Tetlow Sharon Tetlow	Director	November 17, 2023
/s/ Joanne Waldstreicher, M.D. Joanne Waldstreicher, M.D.	Director	November 17, 2023